Exhibit 10.1

Network-1 Technologies, Inc.
445 Park Avenue, Suite 912
New York, New York 10022

March 22, 2022

Corey M. Horowitz
6 Brooklawn Drive
Westport, Connecticut 06880

Re:    Network-1/CMH Employment Agreement

Dear Corey:

This agreement shall constitute the terms of your new employment agreement with Network-1 Technologies, Inc. (“Network-1”) effective as of the date hereof, as follows:

1.       Term.  The term of your new employment agreement shall be for a period of four years beginning on the date hereof until March 22, 2026 (the “Term”).

2.       Position/Base Salary.  During the Term, you shall continue to be employed by Network-1 as its Chairman and Chief Executive Officer at an annual base salary of $535,000 which shall be increased 3% per annum during the Term.

3.       Equity Grant.  On the date hereof, Network-1 shall grant to you, under its 2013 Stock Incentive Plan (the “Plan”), an aggregate of 600,000 restricted stock units (RSUs) (each RSU represents a contingent right to receive one share of common stock) which shall vest in four tranches, as follows: (1) 175,000 RSUs shall vest 100,000 RSUs on March 22, 2023 and 75,000 RSUs on March 22, 2024, subject to your continued employment by Network-1 through each such vesting date (the “Employment Condition”) (“Tranche 1”); (2) 150,000 RSUs shall vest if at any time during the Term Network-1’s common stock (the “Common Stock”) achieves a Closing Price (as defined below) of a minimum of $3.50 per share (subject to adjustment for stock splits) and the Employment Condition is satisfied through the date such minimum per share Closing Price is achieved (“Tranche 2”); (3) 150,000 RSUs shall vest if at any time during the Term the Common Stock achieves a Closing Price of a minimum of $4.00 per share (subject to adjustment for stock splits) and the Employment Condition is satisfied through the date such minimum per share Closing Price is achieved (“Tranche 3”); and (4) 125,000 RSUs shall vest if at any time during the Term the Common Stock achieves a Closing Price of a minimum of $4.50 per share (subject to adjustment for stock splits) and the Employment Condition is satisfied through the date such minimum per share Closing Price is achieved (“Tranche 4”). The term “Closing Price” shall have the same definition as set forth in Section 6 of your prior employment agreement, dated July 14, 2016, with Network-1 (the “Prior Employment Agreement”).

In the event of a Change of Control (as defined in Section 11 of the Plan, a Termination Other Than for Cause (as defined in Section 9(b) of the Prior Employment Agreement, or a termination by you for Good Reason (as defined in Section 10 of the Prior Employment Agreement), in each case prior to the last day of the Term, the vesting of all RSUs (Tranches 1, 2, 3 and 4) shall accelerate (and not be subject to any conditions) and all RSUs shall become immediately fully vested.

4.       Prior and Future Transactions.  It is agreed that all Network-1 (including its subsidiary) transactions involving acquisitions of patents and investments in entities with patents that have occurred prior to today’s date shall be covered by Section 5(b)(ii) of your Prior Employment Agreement and you shall be entitled to receive Incentive Compensation (as defined) as set forth in your Prior Employment Agreement.  It is also agreed that with respect to all future transactions, Network-1’s Compensation Committee, in its sole discretion, will determine in good faith whether each such transaction is covered by Section 5(b)(ii) of your Prior Employment Agreement entitling you to receive Incentive Compensation.

5.       Additional Terms/Prior Employment Agreement.  Except as expressly provided herein, all other terms and provisions of your Prior Employment Agreement shall be incorporated herein and shall remain in full force and effect.

If the foregoing correctly confirms our agreement, please sign below.

Very truly yours,

Network-1 Technologies, Inc.

By:         /s/ David Kahn

David Kahn, Chief Financial Officer

Agreed and Accepted:

        /s/ Corey M. Horowitz

Corey M. Horowitz

Exhibit A

NETWORK-1 TECHNOLOGIES, INC.

2013 STOCK INCENTIVE PLAN

AGREEMENT FOR RESTRICTED STOCK UNITS

AGREEMENT, entered into as of March 22, 2022 (the “Date of Grant”), for a grant of restricted stock units, by and between NETWORK-1 TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and COREY M. HOROWITZ (the "Participant").

WHEREAS, the Company has adopted and has in effect the Network-1 Technologies, Inc. 2013 Stock Incentive Plan (the “Plan”);

WHEREAS, the Company wishes to grant to Participant restricted stock units (“Restricted Stock Units”) under the Plan and pursuant to his new employment agreement with the Company entered into on the Date of Grant (the “Employment Agreement”) which, except as provided therein, incorporates the terms and provisions of the employment agreement, dated July 14, 2016, between the Company and the Participant (the “Prior Employment Agreement”);

WHEREAS, the Company desires to provide Participant with an incentive to remain in the employ of the Company and increase Participant’s interest in the success of the Company by granting Restricted Stock Units to Participant as provided herein; and

WHEREAS, the Company desires to memorialize the grant of the Restricted Stock Units by entering into this agreement (the “Agreement”) with Participant.

THEREFORE, in consideration of the promises set forth below, the parties hereto agree as follows:

1.      GRANT OF RESTRICTED STOCK UNITS

The Company hereby grants to the Participant an award of Restricted Stock Units (“RSUs”) consisting of 600,000 RSUs. Each RSU represents the contingent right to receive one share of common stock, $.01 par value, of the Company (individually a “Share” and collectively, the “Shares”), to the extent provided herein. The Company will record on its books the grant of the RSUs to the Participant and will issue Shares upon vesting of the RSUs as provided herein. This award of RSUs is subject to the terms and conditions set forth in this Agreement and the Plan. Participant acknowledges prior receipt of the Plan.

Defined terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan or the Employment Agreement.

2.      VESTING

Subject to Section 3, the RSUs shall vest in four tranches and become nonforfeitable as follows: (i) 175,000 RSUs shall vest 100,000 RSUs on March 22, 2023 and 75,000 RSUs on March 22, 2024, subject to Participant’s continued employment by the Company through each such vesting date (the “Employment Condition”) (“Tranche 1”); (ii) 150,000 RSUs shall vest at any time beginning March 22, 2022 through March 22, 2026 if at any time during such period the Company’s common stock (the “Common Stock”) achieves a Closing Price (as defined below) of a minimum of $3.50 per share (subject to adjustment for stock splits) and the Employment Condition is satisfied through the date such minimum price is achieved (“Tranche 2”); (iii) 150,000 RSUs shall vest if at any time beginning March 22, 2022 through March 22, 2026 the Common Stock achieves a Closing Price of a minimum of $4.00 per share (subject to adjustment for stock splits) and the Employment Condition is satisfied through the date such minimum per share price is achieved (“Tranche 3”) and (iv) 125,000 RSUs shall vest if at any time beginning March 22, 2022 through March 22, 2026, the Common Stock achieves a Closing Price (as defined below) of a minimum of $4.50 per share (subject to adjustment for stock splits) and the Employment Condition is satisfied through the date such minimum per share price is achieved (“Tranche 4”).

Notwithstanding the aforementioned, in the event of a Change of Control (as defined in Section 11 of the Plan), a Termination Other Than for Cause (as defined in Section 9(b) of the Prior Employment Agreement), or a termination by Participant for Good Reason (as defined in Section 10 of the Prior Employment Agreement), in each case, prior to the last day of the four year term of employment (“Term of Employment”), the vesting of all remaining unvested RSUs (Tranches 1, 2, 3 and 4) shall accelerate (without regard to any conditions) and all RSUs shall become immediately fully vested.

The Closing Price shall be defined as the daily closing price of the Common Stock for twenty (20) consecutive trading days (i) as reported by NYSE (or any other national securities exchange in which the Common Stock is listed or admitted for trading); (ii) if the Common Stock is not listed or admitted for trading on a national securities exchange, the last daily closing price per share as reported on the Over-the-Counter Bulletin Board (“OTCBB”) or a similar service if OTCBB is not reporting such information; provided that if clause (i) or (ii) of this paragraph is inapplicable, the Closing Price of the Common Stock shall be determined in good faith by the Board of Directors or the Compensation Committee of the Company which determination shall be conclusive as to the Closing Price of the Common Stock.

3.      TERMINATION OF EMPLOYMENT; CHANGE OF CONTROL

(a)    Termination for Cause or Without Good Reason by Participant; Failure to Satisfy Conditions. If, prior to the vesting of the RSUs, Participant’s employment is terminated by the Company for Cause as defined in Section 9(a) of the Prior Employment Agreement, or a Termination by Participant other than for Good Reason (as defined in Section 10 of the Prior Employment Agreement), the right to receive unvested RSUs shall terminate immediately upon the effective date of such termination of employment and such RSUs shall be forfeited without further consideration therefor. In addition, except to the extent provided below in connection with a termination by the Company other than for Cause, by the Participant for Good Reason or on a Change in Control, in the event that the Employment Condition or applicable Closing Price condition is not achieved with respect to any applicable RSUs as described in Section 2 above, those unvested RSUs for which such conditions are not achieved shall be forfeited and terminate immediately upon the last day of the Employment Term without further consideration therefor.

(b)     Termination by the Company Other Than for Cause or by Participant for Good Reason. In the event that the Company terminates Participant’s employment other than for Cause or Participant terminates his employment with the Company for Good Reason (as defined in Section 10 of the Employment Agreement), in each case, prior to the last day of the Term of Employment, all of the unvested RSUs on effective the date of such termination shall accelerate and be vested (without regard to any conditions) and all Shares shall be delivered to Participant in accordance with Section 4 hereof.

(c)     Death or Disability. In the event of Participant’s death or disability (as defined in Section 8 of the Employment Agreement), in each case, prior to the last day of the Term of Employment, there shall be accelerated vesting of (i) all remaining unvested RSUs of Tranche 1 and (ii) such additional number of the unvested RSUs with respect to Tranche 2, Tranche 3 and Tranche 4 for which the Closing Price conditions set forth in Section 2 above have been met within twelve (12) months of such death or disability, and such RSUs shall be delivered to Participant or Participant’s estate (as the case may be) upon such death or disability, subject to presentation to the Board of Directors (“Board”) or Compensation Committee (the “Committee”) of letters testamentary or other documentation satisfactory to the Board or Committee, and Participant’s estate shall succeed to any other rights provided hereunder in the event of Participant’s death. Any RSUs that have not vested in accordance with this Section 3(c) shall be terminated and forfeited without further consideration therefor.

(d)    Change of Control. In the event of a Change of Control (as defined in Section 11 of the Plan) prior to the last day of the Term of Employment, there shall be accelerated vesting of all unvested RSUs without regard to any conditions and all Shares shall be delivered to Participant in accordance with Section 4 hereof.

4.      DELIVERY OF SHARES OR CASH SETTLEMENT; COMPLIANCE WITH SECURITIES LAWS, ETC.

(a)     Each of Participant’s RSUs will be settled when it vests (unless Participant and the Company have agreed in writing to a later settlement date pursuant to procedures that the Company may prescribe in its discretion and in accordance with Section 409A of the Internal Revenue Code). The RSUs may be settled by delivery of Shares or cash. A cash settlement for the RSUs may only occur at the sole discretion of the Company. In the event of a cash settlement for the RSUs, the Company shall deliver to Participant for each vested RSU (subject to adjustment as provided in Section 5 hereof) a cash amount equal to the Closing Price of the Common Stock on each such vesting date. Unless the Company has elected, in its sole discretion, for a cash settlement, the RSUs shall be settled by delivery of Shares. In the event of a settlement by delivery of Shares, Participant will receive one Share for each vested RSU (subject to adjustment as provided in Section 5 hereof). Except as provided above, the Shares to be issued (or cash to be paid) upon vesting of the RSUs will be issued or paid, as the case may be, as soon as reasonably practicable on or following the vesting date, but in any event within ten (10) days of such vesting date. No fractional Shares will be issued upon settlement.

(b)     This Agreement shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of Shares subject hereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance of Shares hereunder, then such issuance shall be deferred until such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Board and otherwise in a manner consistent with Section 409A of the Internal Revenue Code.

5.      CHANGES IN CAPITAL STRUCTURE

(a)     If the Company effects a stock dividend of its common stock or a split of its common stock, the number of Shares that may be delivered upon the vesting of the RSUs shall be increased proportionately as deemed appropriate by the Board or the Committee and otherwise in accordance with the terms of the Plan. In the event the Company declares or authorizes a reverse stock split of its common stock or combination of shares of its common stock, the number of Shares that may be delivered upon the vesting of the RSU shall be proportionately reduced or otherwise adjusted to the extent deemed appropriate by the Board or Committee and otherwise in accordance with the terms of the Plan.

(b)     If the Company’s common stock shall be changed into a different class of shares or if, because of reorganization, recapitalization, merger or consolidation it is necessary to exchange the shares for shares of another company, then the appropriate substitution or exchange shall be made in the Shares subject to this RSU. The Committee or Board may make such adjustments in the number, kind of Shares as is necessary. However, none of these changes shall give the Participant additional benefits.

6.      DIVIDEND EQUIVALENT RIGHTS DISTRIBUTIONS.

As of any date that the Company pays an ordinary cash dividend on its common stock, the Company shall credit the Participant with a dollar amount equal to (i) the per share cash dividend paid by the Company on its common stock on such date, multiplied by (ii) the total number of RSUs (after giving effect to any adjustments pursuant to Section 5 hereof or Section 3(c) of the Plan) subject to this grant of RSUs that are outstanding immediately prior to the record date for that dividend (“Dividend Equivalent Rights”). Any Dividend Equivalent Rights credited pursuant to the foregoing provisions of this Section 6 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original RSUs to which they relate. Dividend Equivalent Rights shall be paid in cash or forfeited, as applicable, at the same time as the underlying RSUs to which they relate are settled or forfeited, as applicable. No crediting of Dividend Equivalent Rights shall be made pursuant to this Section 6 with respect to any RSUs which, immediately prior to the record date for that dividend, have either vested and settled pursuant to Section 4 hereof or terminated pursuant to Section 3 hereof.

7.      WITHHOLDING TAXES

Notwithstanding anything to the contrary contained herein, the Company’s obligation to issue Shares pursuant to the RSUs shall be subject to and conditioned upon the satisfaction by Participant of any applicable tax withholding obligations. The Company may require the Participant to remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any payments otherwise owed to Participant (whether or not under this Agreement or the Plan). The Participant hereby authorizes the Company to satisfy all or part of such tax withholding obligations by deductions from cash compensation or other payments that would otherwise be owed to Participant. The Committee, acting in his sole discretion and pursuant to applicable law, may permit the Participant to satisfy any such tax withholding obligations with Shares that would otherwise be issued to the Participant upon vesting of the RSUs and/or with previously-owned Shares held by the Participant. The amount of the Participant’s tax withholding obligation that is satisfied in Shares, if any, shall be based upon the Fair Market Value (as defined under the Plan) of the Shares on the date such RSUs vest. In no event may Shares be used to satisfy more than the minimum required amount of the Participant’s tax withholding obligation. In the event that the Company is unable to withhold such amounts, for whatever reason, Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

8.      SECTION 409A

The intent of the parties is that benefits under this Agreement be exempt from the provisions of Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code hereunder or otherwise.

9.      NATURE OF RSUs

The RSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of RSUs, Participant has no rights other than as expressly provided herein and the rights of a general creditor of the Company.

10.    LEGENDS

Each certificate representing any Shares issued to Participant hereunder may have endorsed thereon a legend in a form as may be determined by the Company to be necessary, in its sole discretion, reflecting any limitation on resale.

11.    TRANSFER RESTRICTIONS

This Agreement is not assignable or transferable other than to a beneficiary designated to receive the RSUs upon the Participant’s death or by will or the laws of descent and distribution. Any attempt by the Participant or any other person to cause the RSU or any part of it to be transferred or assigned in any manner and for any purpose not permitted hereunder or under the Plan shall be null and void and without effect upon the Company, the Participant or any such other person.

12.    NO RIGHTS AS A SHAREHOLDER

The Participant shall have no rights as a shareholder of the Company with respect to the RSUs unless and until the Shares have been issued and delivered to Participant upon vesting and settlement of the RSUs. No adjustment shall be made for dividends or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in this Agreement or the Plan.

13.    NO OBLIGATION TO CONTINUE EMPLOYMENT

This Agreement is not an agreement of employment. This Agreement does not guarantee that the Company will employ the Participant for any specific time period, nor does it modify in any respect the Company’s right to terminate or modify the Participant’s employment or compensation.

14.    BINDING EFFECT

The Agreement shall be binding upon the heirs, executors, administrators, successors and permitted assignees of the parties hereto.

15.    GOVERNING LAW

This Agreement and all rights and obligations in it shall be construed in accordance with the Plan and governed by the laws of the State of New York. The parties hereto agree to submit to the personal jurisdiction of courts (state and federal) sitting in the State of New York for the purpose of resolving any dispute under this Agreement.

16.    PROVISIONS OF THE PLAN

This Agreement is subject to all terms, conditions and provisions of the Plan and to such rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority and responsibility under the Plan. Participant acknowledges receipt of a copy of the Plan prior to execution of this Agreement. The applicable provisions of the Plan shall govern in any situation where this Agreement is silent or where the provisions of this Agreement are contrary to or not reconcilable with such Plan provisions.

17.    SEVERABILITY

Should any provision of the Agreement be deemed by a court of competent jurisdiction to be unenforceable, the remaining provisions shall continue to be in full force and effect.

18.    ENTIRE AGREEMENT; AMENDMENT

This Agreement constitutes the entire agreement between the parties (whether written or oral) with respect to the subject matter hereof and may only be amended by written agreement signed by both parties, by amendment of the Plan or as provided for in the Plan.

19.    COUNTERPARTS

This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be executed by a party’s signature transmitted by facsimile (“fax”) or e-mailed pdf (“pdf”), and copies of this Agreement executed and delivered by means of fax or pdf signatures shall have the same force and effect as copies executed and delivered with original signatures. The parties hereto may rely upon faxed or pdf signatures as if such signatures were originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Date of Grant.

NETWORK-1 TECHNOLOGIES, INC.

By:    /s/ David Kahn
Name: David Kahn
Title: Chief Financial Officer and Secretary

PARTICIPANT:

           /s/ Corey M. Horowitz

          Name: Corey M. Horowitz